Filed Pursuant to Rule 424(b)(3)

Registration No. 333-249890

PROSPECTUS SUPPLEMENT NO. 2

TATTOOED CHEF, INC.

66,605,329 Shares of Common Stock
655,000 Warrants to Purchase Common Stock

This prospectus supplement is being filed to correct, update, and supplement the information contained in the prospectus dated November 19, 2020 (as supplemented or amended from time to time, the “Prospectus”), filed by Tattooed Chef, Inc. (the “Company”), relating to the table of Selling Securityholders to reflect the resale, distribution, or exercise, as applicable, from time to time by the Selling Securityholders named in the Prospectus or their permitted transferees of up to 46,605,329 shares of our common stock, par value $0.0001 per share, and warrants to purchase up to 655,000 shares of common stock, consisting of:

●	up to 5,000,000 Founders Shares (as defined in the Prospectus) issued in a private placement to the Sponsor (as defined in the Prospectus) and subsequently distributed to the Sponsor’s (as defined in the Prospectus) members;

●	up to 555,000 Private Placement Warrants (as defined in the Prospectus) to purchase shares of common stock issuable upon exercise of the Private Placement Warrants issued in a private placement to the Sponsor and subsequently distributed to the Sponsor’s members;

●	up to 100,000 Private Placement Warrants to purchase shares of common stock issuable upon exercise of the Private Placement Warrants issued in a private placement to the IPO underwriters (as defined in the Prospectus);

●	up to 655,000 shares of common stock issuable upon exercise of the Private Placement Warrants;

●	up to 39,570,329 shares of common stock held by the Ittella Parent Stockholders (as defined in the Prospectus) and the IPO underwriters;

●	up to 825,000 shares of common stock issuable to principals of our financial advisor pursuant to a contract entered into by those principals and us; and

●	up to 655,000 shares of common stock that were a constituent part of the units (as defined in the Prospectus).

In addition, the Prospectus and this prospectus supplement relates to the offer and sale of up to 20,000,000 shares of common stock that are issuable by us upon the exercise of the Public Warrants (as defined in the Prospectus), which were previously registered.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is traded on The Nasdaq Capital Market under the symbol “TTCF.” Our warrants have been traded on The Nasdaq Global Select Market under the symbol “TTCFW”. On December 31, 2020, the closing price of our common stock was $22.89 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 3 of the Prospectus.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 7, 2021

SELLING SECURITYHOLDERS

The following information is provided to update the Selling Securityholders table in the Prospectus to reflect the resale, distribution, or exercise, as applicable, from time to time by the Selling Securityholders named in the Prospectus or their permitted transferees of up to 46,605,329 shares of our common stock, par value $0.0001 per share, and warrants to purchase of up to 655,000 shares of common stock, consisting of:

●	up to 5,000,000 Founders Shares (as defined in the Prospectus) issued in a private placement to the Sponsor (as defined in the Prospectus) and subsequently distributed to the Sponsor’s (as defined in the Prospectus) members;

●	up to 555,000 Private Placement Warrants (as defined in the Prospectus) to purchase shares of common stock issuable upon exercise of the Private Placement Warrants issued in a private placement to the Sponsor and subsequently distributed to the Sponsor’s members;

●	up to 100,000 Private Placement Warrants to purchase shares of common stock issuable upon exercise of the Private Placement Warrants issued in a private placement to the IPO underwriters (as defined in the Prospectus);

●	up to 655,000 shares of common stock issuable upon exercise of the Private Placement Warrants;

●	up to 39,570,329 shares of common stock held by the Ittella Parent Stockholders (as defined in the Prospectus) and the IPO underwriters;

●	up to 825,000 shares of common stock issuable to principals of our financial advisor pursuant to a contract entered into by those principals and us; and

●	up to 655,000 shares of common stock that were a constituent part of the units (as defined in the Prospectus).

In addition, the Prospectus and this prospectus supplement relates to the offer and sale of up to 20,000,000 shares of common stock that are issuable by us upon the exercise of the Public Warrants (as defined in the Prospectus), which were previously registered.

The Selling Securityholders may offer and sell, from time to time, any or all of the shares of common stock or warrants being offered for resale by this prospectus, which consists of the aforementioned securities.

The term “Selling Securityholders” includes the securityholders listed in the table below and their permitted transferees.

The table below provides, as of December 31, 2020, information regarding the beneficial ownership of our common stock and warrants of each Selling Securityholder, the number of shares of common stock and number of warrants that may be sold by each Selling Securityholder under this prospectus and that each Selling Securityholder will beneficially own after this offering. We have based percentage ownership on 71,551,067 shares of common stock outstanding as of December 31, 2020.

Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholder and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

We may amend or further supplement the Prospectus from time to time in the future to update or change this Selling Securityholders list and the securities that may be resold.

Please see the section titled “Plan of Distribution” for further information regarding the securityholders’ method of distributing these securities.

	Shares of Common Stock			Warrants to Purchase Common Stock
Name	Number Beneficially Owned as of December 31, 2020	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially as of December 31, 2020	Number Beneficially Owned After Offering	Percent Owned After Offering
Salvatore Galletti(1)(2)	32,045,057	4,935	—	—	—	—
Project Lily(1)(3)	653,981	—	—	—	—	—
Stephanie Dieckmann(1) (4)	500,000	—	—	—	—	—
Pizzo(1)(5)	1,500,000	—	—	—	—	—
UMB Capital Corporation(1) (6)	4,671,291	—	—	—	—	—
Anthony Harris(7)	6,937	—	—	2,775	—	—
Brian Cohn(8)	38,562	—	—	13,875	—	—
Robert Green	41,626	—	—	—	—	—
Brette Berman	7,500	—	—	—	—	—
Bruce E. Roberts(9)	7,284	—	—	2,081	—	—
Final Word Investments LLC(10)	48,562	—	—	13,875	—	—
Dale Curtis Hogue, Jr.(11)	8,673	—	—	3,469	—	—
MSR Advisors, Inc.(12)	24,282	—	—	6,938	—	—
Boris Investment Trust(1)(13)	2,181,400	—	—	34,685	—	—
D Hirsch TTEE Mustang Partners LLC 401K Plan(14)	24,282	—	—	6,938	—	—
David Koenig(15)	48,562	—	—	13,875	—	—
The Naxos Trust(16)	213,676	—	—	61,050	—	—
Gary Taffet(17)	13,876	—	—	6,938	—	—
George B. Nathan(18)	12,142	—	—	3,469	—	—
Gerald B. Shreiber(19)	48,562	—	—	13,875	—	—
Gilbert Nathan(20)	48,562	—	—	13,875	—	—
Gregory Kassanoff	5,204	—	—	—	—	—
Jeffrey Keizer(21)	9,642	—	—	3,469	—	—
Jeffrey and Ann Nachbor(22)	30,812	—	—	—	—	—
Pensco Trust Co. LLC Custodian FBO John Casey Roth IRA(23)	48,562	—	—	13,875	—	—
The Lind Family Trust(24)	145,688	—	—	41,625	—	—
Lewis Holdings LLC(25)	24,282	—	—	6,938	—	—
Mark Pollack(26)	8,673	—	—	3,469	—	—
Marjorie and Kenneth Roshkoff(27)	8,673	—	—	3,469	—	—
APJM Partners(1)(28)	121,398	—	—	34,685	—	—
Pensco Trust Co FBO Michael Kubin(29)	18,210	—	—	5,203	—	—
Mitchell Kaneff(30)	48,562	—	—	13,875	—	—
The Neil Goldberg 1995 Irrevocable Trust	93,250	—	—	—	—	—
Peter A. Nussbaum(31)	36,422	—	—	10,406	—	—
Iroquois Master Fund Ltd.(32)	17,344	—	—	6,938	—	—
Iroquois Capital Investment Group LLC(33)	26,016	—	—	10,406	—	—
Katzman Family Trust u/a/d 5/20/2008(34)	30,352	—	—	8,672	—	—
Richard Katzman(35)	40,352	—	—	8,672	—	—
Rangeley Capital Partners II, LP	7,804	—	—	—	—	—
Rangeley Capital Partners, LP	10,926	—	—	—	—	—
Rangeley Capital Special Opportunities Fund LP	2,082	—	—	—	—	—
Steven Berns(36)	15,204	—	—	—	—	—
Steven Manket	7,804	—	—	—	—	—
Hirsch Construction Corp Profit Sharing Plan(37)	24,282	—	—	6,938	—	—

The McCloskey Trust(38)	121,408	—	—	34,688	—	—
William K. Luby(39)	50,704	—	—	17,344	—	—
Vere Investments, LLC(40)	12,142	—	—	3,469	—	—
MK 2016 Trust(1)(41)	412,000	—	—	—	—	—
West Branch Investors, LLC(1)(42)	1,648,000	—	—	—	—	—
William Harrison (43)	0	—	—	—	—	—
Grant Garbers(44)	0	—	—	—	—	—

(1)	The securities registered for sale include the Founders Shares, shares held by other Selling Securityholders, the Placement Warrants, and the common stock underlying both the Placement Warrants and the Public Warrants (together, the “Resale Securities”). We do not know when or in what amounts the Selling Securityholders will offer the Resale Securities for sale, if at all. The Selling Securityholders may sell any or all of the Resale Securities included in and offered by this prospectus. We cannot estimate the number of Resale Securities that will be held by the Selling Securityholders after completion of the offering. However, for purposes of this table, we have assumed that after completion of the offering all of the Resale Securities will have been sold by the Selling Securityholders. The percentage of shares to be beneficially owned after completion of the offering is calculated on the basis of 71,551,067 shares of common stock outstanding (including Adjustment Shares), assuming the exercise of all currently outstanding warrants and the sale of all Resale Securities by the Selling Securityholders.

(2)	Assumes release of 85,750 Adjustment Shares, which represent the number of Adjustment Shares eligible for release to Mr. Galletti. Mr. Galletti is a director and the chief executive officer of the Company.

(3)	Assumes release of 1,750 Adjustment Shares, which represent the number of Adjustment Shares eligible for release to this entity. Mr. Galletti has voting and investment power with respect to securities held by this entity.

(4)	Ms. Dieckmann is the Company’s Chief Operating Officer.

(5)	Giuseppe Bardari owns 100% of Pizzo and has sole voting and investment power over the shares held by Pizzo.

(6)	Assumes release of 12,500 Adjustment Shares, which represent the number of Adjustment Shares eligible for release to this entity.

(7)	Shares of common stock comprise 4,162 shares of common stock and 2,775 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(8)	Shares of common stock comprise 24,687 shares of common stock and 13,875 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(9)	Shares of common stock comprise 5,203 shares of common stock and 2,081 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(10)	Shares of common stock comprise 34,687 shares of common stock and 13,875 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants that are exercisable held by Final Word Investments LLC.

(11)	Shares of common stock comprise 5,204 shares of common stock and 3,469 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(12)	Shares of common stock comprise 17,344 shares of common stock and 6,938 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants that are exercisable held by MSR Advisors, Inc.

(13)	Shares of common stock comprise 2,146,715 shares of common stock and 34,685 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants that are exercisable held by Boris Investment Trust. Mr. Boris is one of the beneficiaries of this trust. Mr. Boris is a member of the board of directors of the Company.

(14)	Shares of common stock comprise 17,344 shares of common stock and 6,938 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants that are exercisable held by D Hirsch TTEE Mustang Partners LLC 401K Plan.

(15)	Shares of common stock comprise 34,687 shares of common stock and 13,875 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(16)	Shares of common stock comprise 152,626 shares of common stock and 61,050 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants that are exercisable held by The Naxos Trust.

(17)	Shares of common stock comprise 6,398 shares of common stock and 6,398 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(18)	Shares of common stock comprise 8,673 shares of common stock and 3,469 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(19)	Shares of common stock comprise 34,687 shares of common stock and 13,875 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(20)	Shares of common stock comprise 34,687 shares of common stock and 13,875 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(21)	Shares of common stock comprise 6,173 shares of common stock and 3,469 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(22)	Mr. Nachbor was a director of Forum prior to the Closing.

(23)	Shares of common stock comprise 34,687 shares of common stock and 13,875 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(24)	Shares of common stock comprise 104,063 shares of common stock and 41,625 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(25)	Shares of common stock comprise 17,344 shares of common stock and 6,938 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(26)	Shares of common stock comprise 5,204 shares of common stock and 3,469 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(27)	Shares of common stock comprise 5,204 shares of common stock and 3,469 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(28)	Shares of common stock comprise 86,713 shares of common stock and 34,685 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants. Marshall Kiev is managing member of this entity. Mr. Kiev was a director of Forum prior to the Closing.

(29)	Shares of common stock comprise 13,007 shares of common stock and 5,203 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(30)	Shares of common stock comprise 34,687 shares of common stock and 13,875 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(31)	Shares of common stock comprise 26,016 shares of common stock and 10,406 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(32)	Shares of common stock comprise 10,406 shares of common stock and 6,938 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(33)	Shares of common stock comprise 15,610 shares of common stock and 10,406 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(34)	Shares of common stock comprise 21,680 shares of common stock and 8,672 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants. Richard Katzman was a director of Forum prior to the Closing and was Chairman of Forum’s Compensation Committee.

(35)	Shares of common stock comprise 31,680 shares of common stock and 8,672 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants. Richard Katzman was a director of Forum prior to the Closing and was Chairman of Forum’s Compensation Committee.

(36)	Mr. Berns was a director of Forum before the Closing and was Chairman of Forum’s Audit Committee.

(37)	Shares of common stock comprise 17,344 shares of common stock and 6,938 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(38)	Shares of common stock comprise 86,720 shares of common stock and 34,688 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(39)	Shares of common stock comprise 33,360 shares of common stock and 17,344 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(40)	Shares of common stock comprise 8,673 shares of common stock and 3,469 shares of common stock issuable upon exercise of an equal number of Private Placement Warrants.

(41)	Shares of common stock comprise 412,000 shares of common stock held by MK 2016 Trust. Marshall Kiev is the grantee of this trust. Mr. Kiev was a director of Forum prior to the Closing.

(42)	Shares of common stock comprise 1,648,000 shares of common stock held by West Branch Investors, LLC. Marshall Kiev is the managing member of this entity. Mr. Kiev was a director of Forum prior to the Closing.

(43)	Mr. Harrison is the managing partner of Harrison Co., which served as Ittella Parent’s financial advisor in connection with the Merger Agreement. In connection therewith, Mr. Harrison has a right to receive 330,000 shares of common stock pursuant to a contract entered into among the Company, Grant Garbers, and Mr. Harrison. These shares are issuable between May 1 and June 30, 2021.

(44)	Mr. Garbers is a managing director of Harrison Co., which served as Ittella Parent’s financial advisor in connection with the Merger Agreement. In connection therewith, Mr. Garbers has a right to receive 495,000 shares of common stock pursuant to a contract entered into among the Company, William Harrison, and Mr. Garbers. These shares are issuable between May 1 and June 30, 2021.